UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2009

GOLD CREST MINES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

724 E. Metler Lane Spokane, WA	99218
(Address of principal executive offices)	(Zip Code)

(10807 E Montgomery Dr. Suite #1 Spokane Valley, WA 99206)
(Former Address)

Registrant's telephone number, including area code: (509) 893-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On March 13, 2009, Gold Crest Mines, Inc. (the Company) signed a Purchase Agreement (the "Agreement") with Frank Duval, a related party who owns greater than 5% of the outstanding shares of the Company, as an individual or agent for and on behalf of a company to be formed for the purpose of acquiring the mining claims the subject of the Agreement (the “Purchaser”).

Under the terms of the Agreement the Company sold all of the Company’s rights, title and interest in and to its 46 unpatented federal mill site claims and 185 unpatented federal lode claims in the Stibnite District of Idaho known as our Golden Meadows Project.  In addition, the Company also agreed to assign its rights under the Mining Lease and Option to Purchase Agreement with the Bradley Mining Company, the Option and Royalty Sales Agreement with the heirs of the Estate of J.J. Oberbillig, and Option and Real Property Sales Agreement with JJO, LLC to the Purchaser.

The selling price for the claims and the assignment of the agreements is $50,000 payable as follows:

(a)  $25,000 within 10 days of the execution of the Agreement which we received the check on March 17, 2009, and

(b) $25,000 October 1, 2009.

As part of the Agreement, the Purchaser is required to timely pay the BLM fees required to maintain the claims in good standing for the 2009 assessment year and all fees and expenses related to the conveyance of the properties to the Purchaser unless Purchaser notifies the Company in writing, no later than August 1, 2009, of its intent not to proceed with the purchase of the Claims. If Purchaser gives notice of intent not to proceed with the purchase of the Claims, then the $25,000 initial payment shall be forfeited to the Company.

Item 2.01  Completion of Acquisition or Disposition of Assets

As set forth above in Item 1.01, we disposed of certain assets as provided in the Purchase Agreement with Mr. Duval described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:	/s/ Matt J. Colbert
Matt J. Colbert
Chief Financial Officer

Date: March 19, 2009